FREE WRITING PROSPECTUS Dated January 11, 2012	Filed Pursuant to Rule 433 Registration No. 333-163392 Registration No. 333-163392-12

$1,621,267,000    Ally Auto Receivables Trust 2012-1

Jt-Books: Citi (str), CS, JPM

Co-Mgrs: Credit Ag, Lloyds, PNC, Scotia, SocGen

CLS	SIZE	M/S&P	WAL	WNDW	LEGAL	LEVEL	YIELD	COUP	$
A1	$380.000MM	P-1/A-1+	0.27	1-7	1/13	Intl -11	0.4851	0.485100	100.00000
A2	$565.000MM	Aaa/AAA	1.13	7-21	9/14	EDSF +15	0.712	0.7100	99.99894
A3	$465.000MM	Aaa/AAA	2.37	21-38	2/16	ISwaps+29	0.938	0.9300	99.98554
A4	$109.735MM	Aaa/AAA	3.33	38-41	7/16	ISwaps+44	1.222	1.2100	99.97095
B	$56.858MM	NOT OFFERED
C	$44.674MM	NOT OFFERED

Trade date:	1/11/12
Settle:	1/18/12
First Payment:	2/15/2012
Pricing Speed:	1.1% Priced to 10% call
Offering Type:	SEC Registered on AAAs; 144a on Subs
Bill & Deliver:	Citi
ERISA Eligible:	Yes
Min Denoms:	1k x 1k

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-858-5407.